Exhibit 10.2

LINCOLN BANK DEFERRED
DIRECTOR SUPPLEMENTAL RETIREMENT PLAN
(AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2005)

Pursuant to rights reserved under Section 4.02 of the Lincoln Bank Deferred Director Supplemental Retirement Plan (the “Plan”), Lincoln Bank hereby amends and completely restates the Plan, effective retroactively as of January 1, 2005, to provide, in its entirety, as follows:

ARTICLE I
DEFINITIONS

Section 1.01.  Administrator.  The term “Administrator” means the Bank, which shall have the authority to manage and control the operation of this Plan.

Section 1.02.  Bank.  The term “Bank” means the Lincoln Bank.

Section 1.03.  Beneficiary.  The term “Beneficiary” means for a Director the individual or individuals designated by that Director to receive benefits in the event of his death.

Section 1.04.  Change in Control.  The term “Change in Control” means:

(i)
a change in the ownership of the Bank or Lincoln Bancorp (the “Holding Company”), which shall occur on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the Bank or the Holding Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Bank or the Holding Company. Such acquisition may occur as a result of a merger of the Holding Company or the Bank into another entity which pays consideration for the shares of capital stock of the Holding Company or the Bank in the merger.  However, if any one person, or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Bank or the Holding Company, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the Bank or the Holding Company (or to cause a change in the effective control of the Bank or the Holding Company (within the meaning of subsection (ii)).  An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Bank or the Holding Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this subsection.  This subsection applies only when there is a transfer of stock of the Bank or the Holding Company (or issuance of stock of the Bank or the Holding Company) and stock in the Bank or the Holding Company remains outstanding after the transaction.

(ii)	a change in the effective control of the Bank or the Holding Company, which shall occur only on either of the following dates:

(a)
the date any one person, or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Bank or the Holding Company possessing thirty percent (30%) or more of the total voting power of the stock of the Bank or the Holding Company.

(b)
the date a majority of members of the Holding Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Holding Company’s board of directors before the date of the appointment or election; provided, however, that this provision shall not apply if another corporation is a majority shareholder of the Holding Company.

If any one person, or more than one person acting as a group, is considered to effectively control the Bank or the Holding Company, the acquisition of additional control of the Bank or the Holding Company by the same person or persons is not considered to cause a change in the effective control of the Bank or the Holding Company (or to cause a change in the ownership of the Bank or the Holding Company within the meaning of subsection (i) of this section).

(iii)
a change in the ownership of a substantial portion of the Bank’s assets, which shall occur on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Bank that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Bank immediately before such acquisition or acquisitions.  For this purpose, gross fair market value means the value of the assets of the Bank, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. No change in control event occurs under this subsection (iii) when there is a transfer to an entity that is controlled by the shareholders of the Bank immediately after the transfer.  A transfer of assets by the Bank is not treated as a change in the ownership of such assets if the assets are transferred to -

(a)	a shareholder of the Bank (immediately before the asset transfer) in exchange for or with respect to its stock;

(b)	an entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Bank.

(c)	a person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the Bank; or

(d)	an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in paragraph (c).

For purposes of this subsection (iii) and except as otherwise provided in paragraph (a) above, a person’s status is determined immediately after the transfer of the assets.

(iv)
For purposes of this section, persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering.  Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Bank or the Holding Company; provided, however, that they will not be considered to be acting as a group if they are owners of an entity that merges into the Bank or the Holding Company where the Bank or the Holding Company is the surviving corporation.

Section 1.05.  Director.  The term “Director” means any member of the Board of Directors of the Bank.

Section 1.06.  Director Fees.  The term “Director Fees” means for each Director the monthly remuneration for services as a director (inclusive of the monthly retainers and the attendance fees for the regular scheduled meetings but exclusive of fees paid for special meetings or for attending committee meetings) paid (or, if applicable, deferred by a Director under the

Unfunded Deferred Compensation Plan for the Directors of Lincoln Federal Savings Bank, or any successor plan, by the Bank at the date of determination).

Section 1.07.  Effective Date.  The term “Effective Date” means December 1, 1997.

Section 1.08.  Plan.  The term “Plan” means the plan embodied by this instrument as now in effect or hereafter amended.

Section 1.09.  Separation from Service.  The term “Separation from Service” means with respect to a Director who is not also an employee of the Bank or Holding Company the good faith and complete termination of such Director’s relationship with the Bank as a member of its board of directors (and his relationship with the Holding Company as a member of its board of directors, if applicable).  A Director who is also an employee of the Bank or Holding Company shall incur a “Separation from Service” only if he both incurs a good faith and complete termination of his relationship with the Bank as a member of its board of directors (and his relationship with the Holding Company as a member of its board of directors, if applicable) and has a “termination of employment;” provided, however, that the Director shall not be required to have a “termination of employment” if this Plan is not required to be aggregated with any other nonqualified deferred compensation plan of the Bank or Holding Company in which the Director participates as an employee under Section 409A of the Code.  For purposes of this section, a “termination of employment” means the termination of the individual’s employment with the Bank or Holding Company for reasons other than death or Total Disability.  Whether a “termination of employment” takes place as determined based on the facts and circumstances surrounding the termination of the individual’s employment.  A “termination of employment” will be considered to have occurred if it is reasonably anticipated that:  (a) the individual will not perform any services for the Bank or Holding Company after the termination of employment, or (b) the individual will continue to provide services to the Bank or Holding Company at an annual rate that is less than fifty percent (50%) of the bona fide services rendered during the immediately preceding twelve months of employment.

Section 1.10.  Specified Employee.  The term “Specified Employee” means a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Bank or Holding Company if any stock of the Bank or Holding Company or any entity required to be aggregated with the Bank or Holding Company under Section 414(b) or 414(c) of the Code is publicly traded on an established securities market or otherwise.

Section 1.11.  Total Disability.  The term “Total Disability” means any medically determinable physical or mental impairment which can be expected to result in death or to last for a continuous period of not less than 12 months and which (1) renders Director unable to engage in any substantial gainful activity or (2) entitles Director to income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Bank, as reasonably determined by a duly licensed physician acceptable to the Bank.

Section 1.12.  Vested Percentage.  The term “Vested Percentage” means the percentage of Director Fees paid to a Director at the date benefits became payable under Article II and shall be determined in accordance with the following schedule:

Completed Years as a Director	Vested Percentage

less than 5	0%
5	20%
6	40%
7	60%
8	80%
9 or more	100%

provided, however, that a Director who has completed at least one (1) year as a Director as of the Effective Date or whose status as a Director terminates by reason of death or Total Disability shall have a Vested Percentage equal to one hundred percent (100%); provided, further, that upon the occurrence of a Change in Control, the Vested Percentage of each Director in office immediately prior to the Change in Control shall be one hundred percent (100%).

Section 1.13.  Actuarial Equivalent.  The term “Actuarial Equivalent” means a payment of equivalent value calculated using the actuarial factors that would be used to compute the present value of benefits under § 280G of the Code.

ARTICLE II
BENEFITS
Section 2.01.  Director Benefits. Upon the later of a Director’s attainment of age seventy (70) or his Separation from Service, the Director shall be entitled to receive an amount equal to the product of:

(1)	the Director’s Vested Percentage and

(2)	the rate of Directors Fees payable to such Director immediately prior to his attainment of age seventy (70) or, if the individual’s status as a Director terminates earlier, the rate of Directors Fees in effect at the date on which the Director terminated his status as a Director of the Bank for the one hundred and twenty (120) consecutive months immediately following the month during which he attains age seventy (70) or, if later, the month immediately following the month during which he has a Separation from Service.  In the event the Director’s death occurs after the commencement of the one hundred and twenty (120) monthly installments, the remaining installments shall be paid to the Director’s designated beneficiary (as determined in accordance with Section 3.05) beginning in the month immediately following the date of his death.  Notwithstanding anything in this Plan to the contrary, in the event that the Bank’s independent auditor determines that any payment by the Bank to or for the benefit of a Director pursuant to the terms of this Plan would be nondeductible by the Bank for federal income tax purposes because of Section 280G of the Internal Revenue Code of 1986 (the “Code”), then the amount payable to or for the benefit of the Director pursuant to this Plan shall be reduced (but not below zero) to the maximum amount payable without causing the payment to be nondeductible by the Board because of Section 280G of the Code.  Such determination by the Plan’s independent auditor shall be conclusive and binding upon the parties.

Section 2.02.  Death Benefits. If a Director’s death occurs before commencement of the monthly payments described in Section 2.01 of this Plan, the designated beneficiary (as determined in accordance with Section 3.05) of the Director shall be entitled to a monthly amount equal to the product of:

(1)	the Director’s Vested Percentage and

(2)
the rate of Directors Fees in effect immediately prior to the Director’s death or, if the individual’s status as a Director terminates earlier, the date on which the Director terminated his status as a Director of the Bank for the one hundred and twenty (120) consecutive months immediately following his death.  The first monthly death benefit shall commence in the month immediately following the date of the Director’s death.

Section 2.03.  Change in Control.  If a Change in Control occurs prior to the commencement of the payment of benefits to the Director hereunder, the Director shall be paid in a single lump sum the Actuarial Equivalent value of the benefits to which he is entitled hereunder upon the attainment of age seventy (70) (using 100% as the Director’s Vested Percentage).  Such lump sum benefit shall be paid within 30 days after the Change in Control.  If a Change in Control occurs after the commencement of the payment of benefits to the Director hereunder but prior to all payments to which the Director is entitled having been made, the Director shall be paid in a single lump sum the Actuarial Equivalent value of the remaining unpaid benefits to which he is entitled hereunder.  Such lump sum benefit shall be paid within 30 days after the Change in Control.

Section 2.04.  Restriction on Timing of Distributions.  Notwithstanding any provision of this Plan to the contrary, if a Director is considered a Specified Employee at Separation from Service in accordance with Section 409A of the Code, benefit distributions that are made upon Separation from Service may not commence earlier than six (6) months after the date of such Separation from Service; provided, however, that the six (6) month delay required under this Section 2.04 shall not apply to the portion of any payment resulting from the Director’s

“involuntary separation from service” (as defined in Treas. Reg. § 1.409A 1(n) and including a “separation from service for good reason,” as defined in Treas. Reg. § 1.409A 1(n)(2)) that (a) is payable no later than the last day of the second year following the year in which the Separation from Service occurs, and (b) does not exceed two times the lesser of (i) the Director’s annualized compensation for the year prior to the year in which the Separation from Service occurs, or (ii) the dollar limit described in Section 401(a)(17) of the Code.  In the event this Section 2.04 is applicable to a Director, any distribution which would otherwise be paid to the Director within the first six months following the Separation from Service shall be accumulated and paid to the Director in a lump sum on the first day of the seventh month following the Separation from Service.  All subsequent distributions shall be paid in the manner specified in this Plan.  For purposes of clarification, the restrictions of this Section 2.04 do not apply to any distribution required under Section 2.03.

ARTICLE III
ADMINISTRATION

Section 3.01.  Administration of Plan.  The Bank shall have the complete responsibility for the administration of this Plan.  The Bank shall have full power and authority to adopt rules and regulations for the administration of this Plan; provided, however, that such rules and regulations are not inconsistent with the provisions of this Plan.

Section 3.02.  Delegation of Responsibility.  The Bank may delegate duties involved in the administration of this Plan to such person or persons whose services are deemed by it to be necessary or convenient.

Section 3.03.  Payment of Benefits.  The amounts payable as benefits under this Plan shall be paid solely from the general assets of the Bank.  No Director shall have any interest in any specific assets of the Bank under the terms of this Plan.  This Plan shall not be considered to create an escrow account, trust fund or other funding arrangement of any kind or a fiduciary relationship between any Director and the Bank.  The Bank’s obligations under this Plan are purely contractual and shall not be funded or secured in any way.

Section 3.04.  Construction of Plan.  The Bank shall have the power to construe this Plan and to determine all questions of fact or law arising under it.  It may correct any defect, supply any omission or reconcile any inconsistency in this Plan in such manner and to such extent as it may deem appropriate.

Section 3.05.  Designation of Beneficiaries.  Each Director shall designate his Beneficiary and his contingent Beneficiary to whom death benefits due hereunder at the date of his death shall be paid.  If any Director fails to designate a Beneficiary or if the designated Beneficiary predeceases any Director, death benefits due hereunder at that Director’s death shall be paid to his contingent Beneficiary or, if none, to the deceased Director surviving spouse, if any, and if none to the deceased Director’s estate.

ARTICLE IV
AMENDMENT OR TERMINATION OF PLAN

Section 4.01.  Termination.  The Bank may at any time terminate this Plan.  In the event the Plan is terminated, the Director shall be entitled to monthly amounts determined in accordance with Article II as though the Director had ceased being a Director on the date of termination, and based on the Vested Percentage and the rate of Director Fees in effect on the date on which the Plan is terminated, payable only at the times and manner provided in this Plan.

Section 4.02.  Amendment.  The Bank may amend the provisions of this Plan at any time; provided, however, that no amendment shall adversely affect the rights of Directors or their Beneficiaries with respect to the amounts payable had this Plan terminated immediately prior to the amendment.

ARTICLE V
MISCELLANEOUS

Section 5.01.  Successors.  This Plan shall be binding upon the successors of the Bank.

Section 5.02.  Duration of Plan.  Subject to Section 4.01 of this Plan, this Plan shall terminate on the date on which each Director’s benefits have been distributed in full pursuant to the terms of this Plan.

Section 5.03.  Choice of Law.  This Plan shall be construed and interpreted pursuant to, and in accordance with, the laws of the State of Indiana.

Section 5.04.  Non Alienation.  No Director or his Beneficiary shall have any right to anticipate, pledge, alienate or assign any of his rights under this Plan, and any effort to do so shall be null and void.  The benefits payable under this Plan shall be exempt from the claims of creditors or other claimants and from all orders, decrees, levies and executions and any other legal process to the fullest extent that may be permitted by law.

Section 5.05.  Gender and Number.  Words in one (1) gender shall be construed to include the other genders where appropriate; words in the singular or plural shall be construed as being in the plural or singular where appropriate.

Section 5.06.  Headings.  The headings in this Plan are solely for convenience of reference and shall not affect its interpretation.

Section 5.07.  Disclaimer.  The Bank makes no representations or assurances and assumes no responsibility as to the performance by any parties, solvency, compliance with state and federal securities regulation or state and federal tax consequences of this Plan or participation therein.  It shall be the responsibility of the respective Directors to determine such issues or any other pertinent issues to their own satisfaction.

Section 5.08.  Legal Fees.  The Bank agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which the Director may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Bank, the Director or others of the validity or enforceability of, or liability under, any provision of this Plan.

This Plan has been executed on this ________ day of ____________________, 2007, but shall be retroactively effective as of January 1, 2005.

LINCOLN BANK

By:

Its:

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